December 10, 2019

The Gabelli Equity Trust Inc.

One Corporate Center

Rye, New York 10580-1422

Re:	Registration Statement on Form N-2:
1933 Act File No.: 333-220232
1940 Act File No.: 811-04700

Ladies and Gentlemen:

We have served as Maryland counsel to The Gabelli Equity Trust Inc., a Maryland corporation registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company (the “Company”), in connection with certain matters of Maryland law arising out of the sale and issuance by the Company of 4,000,000 shares of Preferred Stock, $0.001 par value per share (the “Preferred Shares”), of the Company classified and designated as 5.00% Series K Cumulative Preferred Stock, covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.        The Registration Statement, including the “Base Prospectus,” dated November 19, 2019, included therein, and the “Preliminary Prospectus Supplement,” dated December 10, 2019, with respect to the offering and sale of the Preferred Shares, each in the form in which it was filed with the Commission under the 1933 Act and the 1940 Act;

2.        The charter of the Company, certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3.        The form of Articles Supplementary relating to the Preferred Shares, substantially in the form to be filed by the Company with the SDAT (the “Articles Supplementary”), certified as of the date hereof by an officer of the Company;

The Gabelli Equity Trust Inc.

December 10, 2019

4.        The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

5.        A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

6.        Resolutions adopted by the Board of Directors of the Company, and a duly authorized Pricing Committee thereof (the “Resolutions”), relating to the classification and designation of the Preferred Shares and the sale and issuance of the Preferred Shares, certified as of the date hereof by an officer of the Company;

7.        A certificate executed by an officer of the Company, dated as of the date hereof; and

8.        Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.        Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

2.        Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.        Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.        All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no

The Gabelli Equity Trust Inc.

December 10, 2019

waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.        Prior to the issuance of any of the Preferred Shares, the Articles Supplementary will be filed with, and accepted for record by, the SDAT.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.        The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.        The issuance of the Preferred Shares has been duly authorized and, when and if issued and delivered against payment therefor in accordance with the Resolutions and the Registration Statement, the Preferred Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning federal law or the laws of any other state. We express no opinion as to the applicability or effect of federal, including the 1940 Act, or state securities laws, including the securities laws of the State of Maryland or the laws, codes or regulations of any municipality or other jurisdiction. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours, /s/ Venable LLP